[941085002     $30.00]
[SOS   07-28-94     15:22]



                            ARTICLES OF AMENDMENT TO THE
                              ARTICLES OF INCORPORATION
                                       OF
                          JONES NAUGHTON ENTERTAINMENT, INC.

Pursuant to the authority vested in the Board of Directors of Jones Naughton Entertainment, Inc. in the Articles of Incorporation the Board of Directors hereby adopts the following amendments to the Articles of Incorporation of Jones Naughton Entertainment, Inc.:

FIRST:

The name of the Corporation is Jones Naughton Entertainment, Inc.
the ("Company").

SECOND:

The following amendment to the Articles of Incorporation of the Company was adopted by the Board of Directors without shareholder action (shareholder action was not required).

Article 4, paragraph 4.02 of the Articles of Incorporation is hereby amended by adding the following:

1. DEFINITIONS. As used herein, the following words and expressions have the respective meanings set out below:

(a) "Articles of Incorporation" means the Articles of Incorporation of the Company as amended and in effect from time to time.

(b) "CONVERSION RATE" shall have the meaning set forth in paragraph
5 hereof.

(c) "Common Stock" means the capital stock of the Company designated as common stock and authorized from time to time and being stock which is junior to all series of Preferred Stock in respect of payments upon Liquidation.

(d) "Company" means Jones Naughton Entertainment, Inc. and its subsidiaries and includes any successor corporation by merger, consolidation or otherwise if the stockholders of the former corporations continue as stockholders of the new combined corporation.

(e) "Liquidation Event" means the voluntary or involuntary liquidation, distribution or sale of substantially all of the Company's assets, or the dissolution or winding up of the Company and includes (i) the merger or consolidation of the Company with another corporation pursuant to any statute except for a merger or consolidation of the Company in which the Company is the surviving entity and immediately after which persons who held shares representing a majority of the votes for directors of the Company under the Articles of Incorporation hold a majority of votes for directors of the surviving entity; and (ii) a distribution or sale of substantially all of the Company's assets or stock.

(f) "Liquidation price" shall have the meaning set forth in paragraph 6(a) hereof.

(g) "Preferred Stock" means the authorized class of capital stock of the Company as set forth in Article 4, paragraph 4.02 of the Company's Articles of Incorporation, as amended.

(h) "Series a Preferred Stock" means the authorized class of capital stock of the Company designated as Series A Convertible Preferred
Stock pursuant to paragraph 2 hereof.

2.  DESIGNATION AND NUMBER OF SHARES. 1,500,000 Shares of the
Preferred Stock of the Company shall constitute a series of preferred stock designated as Series A Convertible Preferred Stock, no par value (the "Series A Preferred Stock").

3.   VOTING RIGHTS OF SERIES A PREFERRED STOCK.

(a) General. Except as otherwise provided by law, the holder of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such holder's Series A Preferred Stock is convertible; and with respect to such vote, such holder shall have, subject to Colorado law, all voting rights and powers equal to the voting rights and powers of holders of Common Stock, and shall be entitled to notice of any stockholders meetings in accordance with the Bylaws of the Company, and shall be entitled to vote with the holders of the Common Stock together as a single class upon any question affecting the management and affairs of the Company.

4. DIVIDENDS. The holders of Series A Preferred Stock will receive dividends on the same per share basis, at the same times and to the same extent as the holders of Common Stock.

5. CONVERSION OF SERIES A PREFERRED STOCK TO COMMON STOCK. Each Series A Preferred Share shall be convertible, at the option of the owner thereof, at any time, upon surrender to the Company of the certificates for the shares to be converted, into fully paid and nonassessable shares of Common Stock of the Company, at the initial rate of one (1) Common Share for each Series A Preferred Share ("Conversion Rate"). Conversion of Series A Preferred Stock into Common Stock shall be made pursuant to the following terms:

(a) Any holder of the Series A Preferred Stock desiring to convert shares as herein provided shall deliver, duly endorsed in blank, the certificate or certificates representing the shares to be converted to the Company, and at the same time notify the Secretary of the Company in writing, that such holder desires to convert the Series A Preferred Stock into Common Stock pursuant to these provisions at the Conversion Rate.

(b) Upon receipt by the Secretary of a certificate or certificates representing Series A Preferred Stock and a Notice that the holder thereof desires to convert the same, the Company shall forthwith cause to be issued to the holder of the Series A Preferred Stock surrendering the same, one (1) share of Common Stock for each Series A Preferred Share surrendered, with fractional shares being rounded up to the next whole share, and shall deliver to such holder a certificate for such Common Stock.

(C) The number and kind of securities issuable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(i) In case the Company shall (a) declare a dividend on its Common Stock in shares of Common Stock or make a distribution in shares of Common Stock, (b) subdivide its outstanding shares of Common Stock,
(c) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (d) issue by reclassification of its shares of Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior thereto shall be adjusted so that the holder of the Series A Preferred Stock shall be entitled to receive the kind and number of shares of Common Stock of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph 5(c)(i) shall become effective immediately after the effective date of such event retroactive to immediately after the record date, if any, for such event.

(ii) No adjustment in the number of shares of Common Stock issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

(iii) Whenever the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock or the conversion price of such Common Stock is adjusted, the Company shall promptly mail by first class mail, postage prepaid, to each holder, notice of such adjustment or adjustments.

(iv) Notwithstanding any adjustment in the number or kind of shares issuable upon the conversion of the Series A Preferred Stock, certificates representing shares of Series A Preferred Stock issued prior or subsequent to such adjustment may continue to refer to the same number and kind of shares as were issuable prior to such adjustment.

(v) Notwithstanding anything to the contrary herein, each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately prior to the closing of an underwritten public offering covering any of the Company's Common Stock.

(d) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.  LIQUIDATION RIGHTS OF SERIES A PREFERRED STOCK.

(a) In the event of the occurrence of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Common Stock, an amount equal to the consideration received by the Company for all shares of Series A Preferred Stock issued and outstanding divided by the number of shares then issued and outstanding plus eight percent (8%) per annum from the date of issuance of the Series A Preferred Stock.

(b) All assets remaining in the Company after the distributions provided for in paragraph 6(a) have been fully made, shall be distributed pro rata among the holders of Common Stock to the exclusion of the holders of and Series A Preferred Stock.

(c) In any valuation of assets of the Company, if the consideration received by the Company is other than cash, its value will be deemed to be its fair market value. In the case of publicly traded securities received in a merger, consolidation or sale of the Company, fair market value shall mean the closing market price for such securities on the date such consolidation, merger or sale is consummated. If the consideration is in a form other than publicly traded securities, its value shall be determined by the Board of Directors of the Company.

THIRD:

The above Articles of Amendment to the Articles of Incorporation was adopted by the Board of Directors without shareholder approval pursuant to the provisions of the Articles of Incorporation on June 8, 1994.

FOURTH:

The Articles of Amendment do not provide for the exchange, reclassification or cancellation of issued shares.

In witness whereof, Jones Naughton Entertainment, Inc. has executed these Articles of Amendment of Articles of Incorporation as of the 26 day of July, 1994.

Jones Naughton Entertainment, Inc.

By:  /s/Michael D. English
Its: President

By:  /s/Joseph M. Naughton
Its:  Secretary



Attest: Verified

By: /s/Joseph M. Naughton
Secretary

STATE OF CALIFORNIA       )
                          :ss.
COUNTY OF LOS ANGELES     )

On the 27th day of July, 1994, personally appeared before me
Michael D. English and Joseph M. Naughton , who being by me duly sworn did say that they are respectively the President and Secretary of JONES NAUGHTON ENTERTAINMENT INC., the corporation that executed the above and foregoing instrument and that said instrument was signed in behalf of said corporation by authority of its Articles of Incorporation as Amended and said Michael D. English and Joseph M. Naughton acknowledged to me that said corporation executed the same.

/s/Grace M. Westlund
NOTARY PUBLIC

[OFFICIAL SEAL]
[NOTARY PUBLIC CALIFORNIA]